UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2021

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1950 Camino Vida Roble

Carlsbad, California 92008

(Address of Principal Executive Offices)

(760) 431-9286

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.0001 per share	ATEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.02	Results of Operations and Financial Condition

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition,” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

On March 4, 2021, Alphatec Holdings, Inc. (“ATEC” or the “Company”) issued a press release announcing its financial results for its year ended December 31, 2020. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Current Report, including the exhibit, shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 3.02	Unregistered Sales of Equity Securities

On March 1, 2021, the Company completed its previously announced private placement pursuant to the terms of a securities purchase agreement (the “Purchase Agreement”), dated as of December 16, 2020, between ATEC and certain institutional and accredited investors, including Squadron Capital LLC (the “Purchasers”). At the closing, the Company issued 12,421,242 shares (the “Private Placement Shares”) of ATEC common stock, par value $0.0001 (“ATEC Common Stock”) at a purchase price of $11.11 per share (the “Private Placement Purchase Price”), in a private placement (the “Private Placement”).

The aggregate gross proceeds for the Private Placement were approximately $138 million. The Company intends to use the net proceeds from the Private Placement to fund the previously announced public tender offer (the “Offer”), pursuant to that certain Tender Offer Agreement, dated as of December 16, 2020, between ATEC and EOS imaging S.A., a société anonyme organized and existing under the laws of France (“EOS”), to purchase all of the issued and outstanding ordinary shares, nominal value €0.01 per share, and outstanding convertible bonds of EOS.

Pursuant to the terms of the Purchase Agreement, from the closing of the Private Placement until the closing of the Offer, the Company is prohibited from issuing, or entering into any agreement to issue, or announcing the issuance or proposed issuance of, any shares of ATEC Common Stock or ATEC Common Stock equivalents, subject to certain permitted exceptions.

If the Tender Offer Agreement is terminated or the closing of the Offer has not occurred by July 31, 2021, then the Company shall repurchase the Private Placement Shares from the Purchasers for an amount per share equal to the Private Placement Purchase Price plus interest on the Private Placement Purchase Price at a rate of nine percent (9%) per year computed from the date of the closing of the Private Placement to the date of such repurchase.

As previously disclosed, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) on December 16, 2020 with the Purchasers (including Squadron Capital), pursuant to which ATEC agreed to prepare and file a registration statement (the “Resale Registration Statement”) with the Securities and Exchange Commission (the “SEC”) within thirty (30) days after the closing of the Private Placement (subject to certain exceptions) for purposes of registering the resale of the Private Placement Shares.

The Private Placement is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each Purchaser represented that it is an accredited investor within the meaning of Rule 501(a) of Regulation D, and was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by ATEC or its representatives.

The securities sold and issued in the Private Placement will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

Additional information with respect to the Private Placement, the Registration Rights Agreement and the Offer is available in the Current Report on Form 8-K filed by the Company with the SEC on December 17, 2020 (the “Signing Form 8-K”), and is hereby incorporated by reference. Copies of the Registration Rights Agreement and the Purchase Agreement were filed as Exhibits 4.1 and 10.1, respectively, to the Signing Form 8-K. The descriptions of the Registration Rights Agreement and Purchase Agreement contained in this Current Report on Form 8-K does not purport to be complete and are qualified in their entirety by reference to the copies of the Registration Rights Agreement and the Purchase Agreement filed as Exhibits 4.1 and 10.1, respectively, to the Signing Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description
99.1	Press Release, dated March 4, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2021	ALPHATEC HOLDINGS, INC.

	By:	/s/ Jeffrey G. Black
	Name:	Jeffrey G. Black
	Its:	Executive Vice President and Chief Financial Officer